Exhibit 7.01

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 13, 2020

XING WANG

/s/ Xing Wang

ZIJIN GLOBAL INC.

By:	/s/ Xing Wang
Name:	Xing Wang
Title:	Director

MEITUAN DIANPING

By:	/s/ Xing Wang
Name:	Xing Wang
Title:	Director

INSPIRED ELITE INVESTMENTS LIMITED

By:	/s/ Shaohui Chen
Name:	Shaohui Chen
Title:	Director